Senesco Adds Additional Clinical Site to Evaluate SNS01-T in Multiple Myeloma

BRIDGEWATER, N.J. (March 7th, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE AMEX: SNT) today announced that it has received Institutional Review Board approval and has finalized a clinical trial research agreement with the West Virginia University Research Corporation of Morgantown, West Virginia to evaluate SNS01-T, the Company’s lead therapeutic candidate, at the Mary Babb Randolph Cancer Center in the on-going Phase 1b/2a trial for the treatment of multiple myeloma.

The Mary Babb Randolph Cancer Center (MBRCC) is West Virginia’s premier cancer facility with a national reputation of excellence in cancer treatment, prevention and research. Located in Morgantown, within the Robert C. Byrd Health Sciences Center at West Virginia University School of Medicine, MBRCC is recognized by the American College of Surgeons Commission on Cancer for providing the best in cancer care. A multidisciplinary team of physicians, researchers and other healthcare experts work together to develop and implement the best possible individualized treatment plans, which include standard treatments and exciting alternatives offered through clinical trials. The principal investigator in the study at West Virginia University is Dr. Mehdi Hamadani.

“With the addition of MBRCC, we now have a total of three excellent clinical sites involved in recruiting patients into the multiple myeloma study with SNS01-T,” stated Leslie J. Browne, Ph.D, President and Chief Executive Officer of Senesco. “We expect that the additional broadening of patient access to SNS01-T achieved in the last week should significantly speed up completion of the study.”

In the study, patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of three patients will receive 0.0125 mg/kg by intravenous infusion. At the end of their 6 weeks of dosing, safety data for the group will be reviewed before the subsequent group receives a higher dosage. The escalated doses administered to the second to fourth groups will be 0.05, 0.2 and 0.375 mg/kg, respectively. The study is an open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to a total of approximately 15 relapsed or refractory multiple myeloma patients. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of the monoclonal protein (M-protein). Patient dosing in the study was initiated in November, 2011 at the Mayo Clinic in Rochester, Minnesota.

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods 212-732-4300

rwoods@ceocast.com